Your Vision Our Focus

January 29, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read the statements of Idaho Cooper Corporation relating to the event described in Idaho Cooper Corporation's Form 8-K dated January 29, 2024, and we agree with such statements as they pertain to our firm.

Respectfully,

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas